Exhibit 99.1

HomeTown Bankshares Corporation

Consolidated Balance Sheets

December 31, 2018 and 2017

Dollars in Thousands, Except Share and Per Share Data	December 31, 2018	December 31, 2017
Assets
Cash and due from banks	$22,771	$21,714
Federal funds sold	194	180
Securities available for sale, at fair value	44,976	55,344
Restricted equity securities, at cost	2,241	2,371
Loans held for sale	85	1,587
Loans, net of allowance for loan losses of $3,992 in 2018 and $3,758 in 2017	467,470	440,437
Property and equipment, net	12,943	12,937
Other real estate owned, net of valuation allowance of $328 in 2018 and $797 in 2017	1,893	3,249
Bank owned life insurance	8,197	8,669
Accrued income	2,299	2,681
Other assets	1,909	1,084

Total assets	$564,978	$550,253

Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing	$117,544	$106,956
Interest-bearing	375,629	370,364

Total deposits	493,173	477,320
Federal Home Loan Bank borrowings	7,944	11,028
Subordinated notes	7,285	7,254
Other borrowings	83	1,558
Accrued interest payable	403	368
Other liabilities	2,391	1,833

Total liabilities	511,279	499,361

Commitments and contingencies
Stockholders’ equity:
Common stock, $5 par value; authorized 10,000,000 shares, issued and outstanding 5,810,023 (includes 28,147 restricted shares) at December 31, 2018 and 5,775,597 (includes 32,087 restricted shares) at December 31, 2017	28,909	28,777
Surplus	18,228	17,980
Retained earnings	7,024	3,767
Accumulated other comprehensive loss	(811)	(141)

Total HomeTown Bankshares Corporation stockholders’ equity	53,350	50,383
Noncontrolling interest in consolidated subsidiary	349	509

Total stockholders’ equity	53,699	50,892

Total liabilities and stockholders’ equity	$564,978	$550,253

See Notes to Consolidated Financial Statements

HomeTown Bankshares Corporation

Consolidated Statements of Income

For the years ended December 31, 2018 and 2017

Dollars in Thousands, Except Share and Per Share Data	2018	2017
Interest and dividend income:
Loans and fees on loans	$20,820	$18,973
Taxable investment securities	1,102	1,031
Nontaxable investment securities	229	308
Dividends on restricted stock	151	132
Other interest income	188	225

Total interest and dividend income	22,490	20,669

Interest expense:
Deposits	2,841	2,282
Subordinated notes	536	537
Other borrowed funds	323	227

Total interest expense	3,700	3,046

Net interest income	18,790	17,623
Provision for loan losses	561	1,142

Net interest income after provision for loan losses	18,229	16,481

Noninterest income:
Service charges on deposit accounts	578	544
ATM and interchange income	1,055	837
Mortgage banking	712	959
Gains on sales of investment securities, net	60	69
Income from life insurance death benefit	642	—
Other income	651	874

Total noninterest income	3,698	3,283

Noninterest expense:
Salaries and employee benefits	8,648	8,098
Occupancy and equipment expense	1,676	1,650
Data processing expense	1,498	1,314
ATM maintenance expense	90	197
Advertising and marketing expense	606	537
Professional fees	421	588
Bank franchise taxes	419	399
FDIC insurance expense	235	248
Losses on sales and write-downs of other real estate owned, net	334	581
Other real estate owned expense	280	106
Directors’ fees	392	410
Merger-related expense	788	—
Other expense	1,697	1,839

Total noninterest expense	17,084	15,967

Net income before income taxes	4,843	3,797
Income tax expense	845	1,228

Net income	3,998	2,569
Less net income attributable to non-controlling interest	44	73

Net income attributable to HomeTown Bankshares Corporation	$3,954	$2,496

Basic earnings per common share	$0.68	$0.43

Diluted earnings per common share	$0.68	$0.43

Weighted average common shares outstanding	5,805,654	5,769,752

Diluted weighted average common shares outstanding	5,853,277	5,804,382

See Notes to Consolidated Financial Statements

HomeTown Bankshares Corporation

Consolidated Statements of Comprehensive Income

For the years ended December 31, 2018 and 2017

Dollars in Thousands	2018	2017
Net income	$3,998	$2,569

Other comprehensive loss:
Net unrealized holding losses on securities available for sale during the period	(788)	(25)
Deferred income tax benefit on unrealized holding losses on securities available for sale	165	9
Reclassification adjustment for gains on sales of investment securities included in net income	(60)	(69)
Tax expense related to realized gains on securities sold	13	24

Total other comprehensive loss	(670)	(61)

Comprehensive income	3,328	2,508
Less: comprehensive income attributable to the non-controlling interest	44	73

Comprehensive income attributable to HomeTown Bankshares Corporation	$3,284	$2,435

See Notes to Consolidated Financial Statements

HomeTown Bankshares Corporation

Consolidated Statements of Changes in Stockholders’ Equity

For the years ended December 31, 2018 and 2017

Dollars in Thousands, Except Share and Per Share Data

	Common Stock	Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Non- controlling Interest	Total
Balance, December 31, 2016	$28,765	$17,833	$1,247	$(56)	$436	$48,225
Net income			2,496		73	2,569
Other comprehensive loss, net of tax				(61)		(61)
Net settlement of restricted stock vesting (9,821 shares, net)	(10)	(10)				(20)
Exercise of stock options (4,500 shares)	22	9				31
Reclassification of stranded tax effects from change in tax rate			24	(24)		—
Stock based compensation		148				148

Balance, December 31, 2017	28,777	17,980	3,767	(141)	509	50,892
Net income			3,954		44	3,998
Capital distribution					(204)	(204)
Other comprehensive loss, net of tax				(670)		(670)
Net settlement of restricted stock vesting (14,348 shares, net)	65	(85)				(20)
Exercise of stock options (13,471 shares, net)	67	18				85
Common stock cash dividend declared $0.12 per share			(697)			(697)
Stock based compensation		315				315

Balance, December 31, 2018	$28,909	$18,228	$7,024	$(811)	$349	$53,699

See Notes to Consolidated Financial Statements

HomeTown Bankshares Corporation

Consolidated Statements of Cash Flows

For the years ended December 31, 2018 and 2017

Dollars in Thousands	2018	2017
Cash flows from operating activities:
Net income	$3,998	$2,569
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	678	726
Provision for loan losses	561	1,142
Amortization of premium on securities, net	409	465
Amortization of discount on subordinated notes	31	30
Losses on sales and write-downs of other real estate, net	334	581
Gains on sales of investment securities	(60)	(69)
Increase in value of life insurance contracts	(202)	(200)
Income from life insurance death benefit	(642)	—
Stock compensation expense	315	148
Originations of loans held for sale	(25,394)	(33,611)
Proceeds from sales of loans held for sale	27,405	33,392
Gains on sales of loans held for sale	(509)	(690)
Changes in assets and liabilities:
Accrued income	382	(392)
Other assets	(439)	(53)
Deferred taxes, net	(208)	(123)
Accrued interest payable	35	(18)
Other liabilities	558	343

Net cash flows provided by operating activities	7,252	4,240

Cash flows from investing activities:
Net increase in federal funds sold	(14)	(138)
Purchases of available for sale securities	(900)	(23,403)
Sales, maturities, and calls of available for sale securities	10,071	20,544
Redemptions (purchase) of restricted equity securities, net	130	(158)
Net increase in loans	(28,291)	(27,248)
Proceeds from sales of other real estate	1,719	988
Purchases of bank owned life insurance	—	(1,000)
Death benefit from bank owned life insurance	1,316	—
Purchases of property and equipment	(684)	(292)

Net cash flows used in investing activities	(16,653)	(30,707)

Cash flows from financing activities:
Net increase in noninterest-bearing deposits	10,588	15,602
Net increase in interest-bearing deposits	5,265	10,870
Net increase (decrease) in FHLB borrowings	(3,084)	3,028
Net increase (decrease) in other borrowings	(1,475)	441
Distribution of equity of non-controlling interest	(204)	—
Common stock cash dividends paid	(697)	—
Exercise of stock options	85	31
Net settlement of restricted stock and cash in lieu of fractional shares	(20)	(20)

Net cash flows provided by financing activities	10,458	29,952

Net increase in cash and cash equivalents	1,057	3,485
Cash and cash equivalents, beginning	21,714	18,229

Cash and cash equivalents, ending	$22,771	$21,714

Supplemental disclosure of cash flow information:
Cash payments for interest	$3,665	$3,064

Cash payments for income taxes	$1,245	$1,461

Supplemental disclosure of noncash investing and financing activities:
Transfer from loans to other real estate owned	$697	$1,024

Change in unrealized gains and losses on available for sale securities	$(848)	$(94)

See Notes to Consolidated Financial Statements

HomeTown Bankshares Corporation

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies

Organization

On September 4, 2009, HomeTown Bankshares Corporation (the “Company”) acquired all outstanding stock of HomeTown Bank (the “Bank”) in an exchange for shares of the Company on a one-for-one basis to become a single-bank holding company with the Bank becoming a wholly-owned subsidiary. The Bank was organized and incorporated under the laws of the State of Virginia on November 9, 2004 and commenced operations on November 14, 2005. The Bank currently serves Roanoke City, Virginia; the County of Roanoke, Virginia; the City of Salem, Virginia; Christiansburg, Virginia; and surrounding areas. As a state chartered bank, which is a member of the Federal Reserve System, the Bank is subject to regulation by the Virginia Bureau of Financial Institutions, the Federal Deposit Insurance Corporation and the Federal Reserve Board.

In 2013 the Bank formed a joint venture with another entity and now has a 49% ownership interest in HomeTown Residential Mortgage, LLC. The consolidated financial statements of HomeTown Bankshares Corporation include the accounts of its wholly-owned subsidiary HomeTown Bank and the accounts of its subsidiary, HomeTown Residential Mortgage LLC. HomeTown Residential Mortgage LLC originates and sells mortgages secured by personal residences. Due to the marketing support and direction provided by HomeTown Bank to HomeTown Residential Mortgage LLC, along with guarantees of warehouse lines of credit used in its operation, the Company is deemed to exercise control of this entity. The ownership interest in HomeTown Residential Mortgage LLC not owned by the Company is reported as a Non-Controlling Interest in a Consolidated Subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

On October 1, 2018, the Company and American National Bankshares, Inc. (“American National”) announced a definitive agreement to combine in a strategic merger (the “Merger Agreement”) pursuant to which the Company will merge with and into American National (the “Merger”). As a result of the Merger, the holders of shares of the Company’s common stock will receive 0.4150 shares of American National common stock for each share of the Company’s common stock held immediately prior to the effective date of the Merger. The transaction is expected to be completed in the second quarter of 2019, subject to approval of both companies’ shareholders, regulatory approvals and other customary closing conditions.

Summary of Significant Accounting Policies

The following is a description of the significant accounting and reporting policies the Company follows in preparing and presenting its consolidated financial statements.

Principles of Consolidation

The consolidated financial statements include the accounts of HomeTown Bankshares Corporation and its wholly-owned subsidiary HomeTown Bank. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of other real estate owned, and the valuation of deferred tax assets. Substantially all of the Company’s loan portfolio consists of loans in its market area. Accordingly, the ultimate collectability of a substantial portion of the Company’s loan portfolio and the recovery of a substantial portion of the carrying amount of foreclosed real estate (as applicable) is susceptible to changes in local market conditions.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and amounts due from correspondent banks. For the purpose of presentation in the consolidated statements of cash flows, cash and cash equivalents are defined as those amounts included in the consolidated balance sheet caption “cash and due from banks.”

Securities

Investments in debt securities with readily determinable fair values are classified as either held to maturity, available for sale, or trading, based on management’s intent. Currently, all of the Company’s investment securities are classified as available for sale. Available for sale securities are carried at estimated fair value with the corresponding unrealized gains and losses excluded from earnings and reported in other comprehensive income. Gains or losses are recognized in earnings on the trade date using the amortized cost of the specific security sold. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities.

Impairment of securities occurs when the fair value of a security is less than its amortized cost. For debt securities, impairment is considered other-than-temporary and recognized in its entirety in net income if either (i) the Company intends to sell the security or (ii) it is more likely than not that the Company will be required to sell the security before recovery of its amortized cost basis. If, however, the Company does not intend to sell the security and it is not likely that it will be required to sell the security before recovery, the Company must determine what portion of the impairment is attributable to a credit loss, which occurs when the amortized cost basis of the security exceeds the present value of the cash flows expected to be collected from the security. If there is no credit loss, there is no other-than-temporary impairment. If there is a credit loss, other-than-temporary impairment exists, and the credit loss must be recognized in net income and the remaining portion of impairment must be recognized in other comprehensive income. The Company regularly reviews each investment security for other-than-temporary impairment based on criteria that include the extent to which cost exceeds market price, the duration of that market decline, the financial health of and specific prospects for the issuer, the best estimate of the present value of cash flows expected to be collected from debt securities, the Company’s intention with regard to holding the security to maturity and the likelihood that the Company would be required to sell the security before recovery.

Restricted Equity Securities

As members of the Federal Reserve Bank (FRB) and the Federal Home Loan Bank (FHLB), the Bank is required to maintain certain minimum investments in the capital stock of the FRB and FHLB. The Company’s investment in these securities is recorded at cost, based on the redemption provisions of the FRB and FHLB.

Loans Held for Sale

Secondary market mortgage loans are designated as held for sale at the time of their origination. These loans are pre-sold with servicing released and the Company does not retain any interest after the loans are sold. These loans consist primarily of fixed-rate, single-family residential mortgage loans which meet the underwriting characteristics of certain government sponsored enterprises (conforming loans). In addition, the Company requires a firm purchase commitment from a permanent investor before a loan can be committed, thus limiting interest rate risk. Loans held for sale are carried at fair value. Gains and losses on sales of loans are recognized at the loan closing date and are included in noninterest income.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding principal amount adjusted for any charge-offs, allowance for loan losses and deferred fees or costs on originated loans. Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan.

Interest is accrued and credited to income based on the principal amount outstanding. The accrual of interest on impaired loans for all classes is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest for the current year is reversed. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Interest income is subsequently recognized only to the extent cash payments are received. When facts and circumstances indicate the borrower has regained the ability to meet the required payments, the loan is returned to accrual status. Past-due status of loans is determined based on contractual terms. The loan portfolio is comprised of the following classes.

•

Residential real estate construction loans carry risks that the home will not be finished according to schedule, will not be finished according to the budget and the value of the collateral, at any point in time, may be less than the principal amount of the loan. Construction loans also bear the risk that the general contractor may be unable to finish the construction project as planned because of financial pressure unrelated to the project.

•

Land acquisition and development loans and commercial construction loans carry risks that the project will not be finished according to schedule, will not be finished according to budget and the value of the collateral, at any point in time, may be less than the principal amount of the loan. Land acquisition and development loans and commercial construction loans also bear the risk that the developer, in the case of land acquisition and development loans, or the general contractor, in the case of commercial construction loans, may be unable to finish the development or construction project as planned because of financial pressure unrelated to the project.

•	Residential real estate loans carry risks associated with the continued creditworthiness of the borrower and changes in the value of the collateral.

•

Commercial real estate loans carry risks associated with the successful operation of a business or a real estate project, in addition to other risks associated with the ownership of real estate, because the repayment of these loans may be dependent upon the profitability and cash flows of the business or project.

•

Commercial, industrial and agricultural loans carry risks associated with the successful operation of a business. Typically repayment is dependent on the cash flow of the business, and is secured by business assets, such as accounts receivable, equipment, and inventory. There is risk associated with the value of the collateral which may depreciate over time and cannot be appraised with as much precision.

•	Equity lines of credit carry risks associated with the continued creditworthiness of the borrower and changes in the value of the collateral.

•

Consumer loans carry risks associated with the continued creditworthiness of the borrower and the value of the collateral (e.g., rapidly depreciating assets such as automobiles), or lack thereof. Consumer loans are more likely than real estate loans to be immediately adversely affected by job loss, divorce, illness or personal bankruptcy.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral, less cost to sell, if the loan is collateral dependent.

TDRs (Troubled Debt Restructurings) occur when the Company agrees to significantly modify the original terms of a loan due to the deterioration in the financial condition of the borrower. TDRs are considered impaired loans. Upon designation as a TDR, the Company evaluates the borrower’s payment history, past-due status and ability to make payments based on the revised terms of the loan. If a loan was accruing prior to being modified as a TDR and if the Company concludes that the borrower is able to make such payments, and there are no other factors or circumstances that would cause it to conclude otherwise, the loan will remain on an accruing status. If a loan was on nonaccrual status at the time of the TDR, the loan will remain on nonaccrual status following the modification and may be returned to accrual status based on a record of making payments as scheduled for a period of six consecutive months.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Consumer loans are charged off when they become 120 days past due. Non-consumer loans are charged off when the loan becomes 180 days past due unless the loan is well secured and in the process of collection. Borrowers that are in bankruptcy are charged off unless the debt has been reaffirmed and is well secured and recovery is probable. Subsequent recoveries, if any, are credited to the allowance. The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific and general components. The specific component relates to loans that are classified as impaired, and is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. For collateral dependent loans, an updated appraisal will be ordered if a current one is not on file. Appraisals are performed by independent third-party appraisers with relevant industry experience. Adjustments to the appraised value may be made based on recent sales of like properties or general market conditions when appropriate. The general component covers non-classified, or performing, loans and those loans classified as substandard or special mention that are not impaired. The general component is based on historical loss experience adjusted for qualitative factors, such as current economic conditions, including current home sales and foreclosures, unemployment rates and retail sales. The characteristics of the loan ratings are as follows:

•

Pass rated loans are to persons or business entities with an acceptable financial condition, appropriate collateral margins, appropriate cash flow to service the existing loan, and an appropriate leverage ratio. The borrower has paid all obligations as agreed and it is expected that this type of payment history will continue. When necessary, acceptable personal guarantors support the loan.

•

Special mention loans have a specific defined weakness in the borrower’s operations and the borrower’s ability to generate positive cash flow on a sustained basis. The borrower’s recent payment history may be characterized by late payments. The Company’s risk exposure is mitigated by collateral supporting the loan. The collateral is considered to be well-margined, well maintained, accessible and readily marketable.

•

Substandard loans are considered to have specific and well-defined weaknesses that jeopardize the viability of the Company’s credit extension. The payment history for the loan may have been inconsistent, and the expected or projected primary repayment source may be inadequate to service the loan. The estimated net liquidation value of the collateral pledged and/or ability of the personal guarantor(s) to pay the loan may not adequately protect the Company. There is a distinct possibility that the Company will sustain some loss if the deficiencies associated with the loan are not corrected in the near term. A substandard loan would not automatically meet our definition of impaired unless the loan is significantly past due and the borrower’s performance and financial condition provide evidence that it is probable that the Company will be unable to collect all amounts due.

•	Substandard nonaccrual loans have the same characteristics as substandard loans; however, they have a non-accrual classification and are considered impaired.

•

Doubtful rated loans have all the weaknesses inherent in a loan that is classified substandard but with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. The possibility of loss is extremely high.

•	Loss rated loans are not considered collectible under normal circumstances, and there is no realistic expectation for any future payment on the loan. Loss rated loans are fully charged off.

Loan Fees and Costs

Loan origination and commitment fees and certain direct loan origination costs charged by the Bank are deferred and the net amount amortized as an adjustment of the related loan’s yield. The Bank is amortizing these net amounts over the contractual life of the related loans or, in the case of demand loans, over the estimated life. Net fees related to standby letters of credit are recognized over the commitment period.

Property and Equipment

Land is carried at cost. Buildings, equipment, and leasehold improvements are carried at cost, less accumulated depreciation and amortization. Depreciation is provided over the estimated useful lives of the respective assets on the straight-line basis. Estimated useful lives range from ten to forty years for buildings and leasehold improvements, and from three to ten years for equipment, furniture, and fixtures. Leasehold improvements are amortized over a term which includes the remaining lease term and probable renewal periods on a straight-line basis. Maintenance and repairs are charged to expense as incurred and major improvements are capitalized.

Other Real Estate Owned

Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value less anticipated cost to sell at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management, and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Changes in the valuation allowance are included in the income statement in the line “Losses on sales and write-downs of other real estate owned, net.”

Bank Owned Life Insurance

The Company purchased life insurance policies on certain key executives. These policies are recorded at their cash surrender value. Increases in the cash surrender value of the life insurance contracts are included in noninterest income in the consolidated income statement caption “other income.”

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity, or the ability to unilaterally cause the transferee to return specific assets.

Advertising Expense

The Company expenses advertising and marketing costs as they are incurred.

Income Taxes

Deferred income tax assets and liabilities are determined using the liability method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax basis of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the consolidated financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying consolidated balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest and penalties associated with unrecognized tax benefits are classified as additional income taxes in the consolidated statement of income. There are no unrecognized tax benefits as of December 31, 2018 and 2017.

Earnings per Common Share

Basic earnings per common share is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding during the period, after giving retroactive effect to stock splits and dividends. Nonvested restricted shares are included in basic earnings per share because of dividend participation rights. Diluted earnings per common share is similar to the computation of basic earnings per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if dilutive potential common shares had been issued. The numerator is adjusted for any changes in income or loss that would result from the assumed conversion of those potential common shares. Potential common shares that may be issued by the Company relate to the outstanding stock options. The potential dilutive effect of the outstanding stock options is determined using the treasury stock method.

Comprehensive Income

Comprehensive income reflects the change in the Company’s equity during the year arising from transactions and events other than investment by and distributions to stockholders. It consists of net income plus certain other changes in assets and liabilities that are reported as separate components of stockholders’ equity rather than as income or expense. These changes for the Company relate solely to unrealized gains and losses on securities available for sale.

In February 2018, the FASB issued ASU 2018-02, “Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income (“AOCI”).” The Company early adopted this new standard in 2017. ASU 2018-02 requires reclassification from AOCI to retained earnings for stranded tax effects resulting from the impact of the newly enacted federal income tax rate on items included in AOCI. The amount of this reclassification in 2017 was $24 thousand.

Fair Value Measurements

During the first quarter of 2018, the Company adopted ASU 2016-01, “Financial Instruments—Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities.” The amendments in ASU 2016-01, among other things: (1) requires equity investments (except those accounted for under the equity method of accounting, or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income; (2) requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes; (3) requires separate presentation of financial assets and financial liabilities by measurement category and form of financial asset (i.e., securities or loans and receivables); and (4) eliminates the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost. The adoption of ASU No. 2016-01 on January 1, 2018 did not have a material impact on the Company’s Consolidated Financial Statements. In accordance with (2) above, the Company measured the fair value of its loan and deposit portfolios and subordinated debt as of December 31, 2018 using an exit price notion (see Note 11 Fair Value Measurement). The disclosure included for the period ended December 31, 2017 continues to be presented utilizing entry price assumptions.

Revenue Recognition

On January 1, 2018, the Company adopted ASU No. 2016-10 “Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing” and all subsequent ASUs that modified Topic 606. This standard is on the recognition of revenue from contracts with customers with the core principle being for companies to recognize revenue to depict the transfer of goods or services to customers in amounts that reflect the consideration to which the company expects to be entitled in exchange for those goods or services. The new standard also results in enhanced disclosures about revenue, provides guidance for transactions that were not previously addressed comprehensively and improves guidance for multiple-element arrangements. The Company’s revenue is comprised of net interest income on financial assets and liabilities, which is explicitly excluded from the scope of the new guidance, and noninterest income. The contracts that are in scope of the guidance are primarily related to service charges on deposit accounts, cardholder and merchant income, other service charges and fees, sales of other real estate and miscellaneous fees. We have performed an analysis of contracts for customer service charges, ATM fees and miscellaneous income. The adoption of ASU 2016-10 did not have a material impact on our consolidated financial statements. The implementation of the new standard did not have a material impact on the measurement or recognition of revenue; as such, a cumulative effect adjustment to opening retained earnings was not deemed necessary. Results for reporting periods beginning after January 1, 2018 are presented under Topic 606, while prior period amounts were not adjusted and continue to be reported in accordance with our historic accounting under Topic 605.

Topic 606 does not apply to revenue associated with financial instruments, including revenue from loans and securities. In addition, certain noninterest income streams such as fees associated with mortgage servicing rights, financial guarantees, derivatives, and certain credit card fees are also not in scope of the new guidance. Topic 606 is applicable to noninterest revenue streams such as trust and asset management income, deposit related fees, interchange fees, merchant income, and annuity and insurance commissions. However, the recognition of these revenue streams did not change significantly upon adoption of Topic 606. Substantially all of the Company’s revenue is generated from contracts with customers. Noninterest revenue streams in-scope of Topic 606 are discussed below.

Service Charges on Deposit Accounts

Service charges on deposit accounts consist of account analysis fees (i.e., net fees earned on analyzed business and public checking accounts), monthly service fees, check orders, and other deposit account related fees. The Company’s performance obligation for account analysis fees and monthly service fees is generally satisfied, and the related revenue recognized, over the period in which the service is provided. Check orders and other deposit account related fees are largely transactional based, and therefore, the Company’s performance obligation is satisfied, and related revenue recognized, at a point in time. Payment for service charges on deposit accounts is primarily received immediately or in the following month through a direct charge to customers’ accounts.

Fees, Exchange, and Other Service Charges

Fees, exchange, and other service charges are primarily comprised of debit and credit card income, ATM fees, merchant services income, and other service charges. Debit and credit card income is primarily comprised of interchange fees earned whenever the Company’s debit and credit cards are processed through card payment networks such as Visa. ATM fees are primarily generated when a Company cardholder uses a non-Company ATM or a non-Company cardholder uses a Company ATM. Merchant services income mainly represents fees charged to merchants to process their debit and credit card transactions, in addition to account management fees. Other service charges include revenue from processing wire transfers, bill pay service, cashier’s checks, and other services. The Company’s performance obligation for fees, exchange, and other service charges are largely satisfied, and related revenue recognized, when the services are rendered or upon completion. Payment is typically received immediately or in the following month.

Annuity and Insurance Commissions

Annuity and insurance income primarily consists of commissions received on annuity product sales. The Company acts as an intermediary between the Company’s customer and the insurance carrier. The Company’s performance obligation is generally satisfied upon the issuance of the annuity policy. Shortly after the policy is issued, the carrier remits the commission payment to the Company, and the Company recognizes the revenue. The Company does not earn a significant amount of trailer fees on annuity sales. The majority of the trailer fees relates to variable annuity products and are calculated based on a percentage of market value at period end. Revenue is not recognized until the annuity’s market value can be determined.

Other

Other noninterest income consists of other recurring revenue streams such as commissions from sales of mutual funds and other investments, investment advisor fees from wealth management products, safety deposit box rental fees, and other miscellaneous revenue streams.

Commissions from the sale of mutual funds and other investments are recognized on trade date, which is when the Company has satisfied its performance obligation. The Company also receives periodic service fees (i.e., trailers) from mutual fund companies typically based on a percentage of net asset value. Trailer revenue is recorded over time, usually monthly or quarterly, as net asset value is determined. Investment advisor fees from wealth management products are earned over time and based on an annual percentage rate of the net asset value. The investment advisor fees are charged to the customer’s account in advance on the first month of the quarter, and the revenue is recognized over the following three-month period. Safe deposit box rental fees are charged to the customer on an annual basis and recognized upon receipt of payment. The Company determined that since rentals and renewals occur fairly consistently over time, revenue is recognized on a basis consistent with the duration of the performance obligation.

Credit Related Financial Instruments

In the ordinary course of business, the Company has entered into commitments to extend credit, including commitments under lines of credit arrangements, commercial letters of credit and standby letters of credit. Such financial instruments are recorded when they are funded.

Stock-Based Compensation Plan

The 2005 Stock Option Plan was approved by stockholders on April 20, 2006, which authorized 550,000 shares of common stock to be used in the granting of incentive options to employees and directors. This plan expired in 2016. Under the plan, the option price could not be less than the fair market value of the stock on the date granted. An option’s maximum term was ten years from the date of grant. Options granted under the plan were subject to a vesting schedule.

The Company accounts for the stock option plan in accordance with applicable accounting guidance. Under the fair value recognition provisions of this guidance, stock-based compensation cost was measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the requisite service period, which is the vesting period.

In 2009, the Board of Directors authorized 137,280 (adjusted for 4% stock dividend in 2016) shares of common stock for issuance under the Restricted Stock Plan. The plan provides for restricted stock awards to key employees. Restricted shares awarded to employees generally vest over a five-year period and compensation expense is charged to income ratably over the vesting period. Compensation is accounted for using the fair market value of the Company’s common stock on the date the restricted shares are awarded.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842).” Among other things, in the amendments in ASU 2016-02, lessees will be required to recognize the following for all leases (with the exception of short-term leases) at the commencement date: (1) A lease liability, which is a lessee‘s obligation to make lease payments arising from a lease, measured on a discounted basis; and (2) A right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. Under the new guidance, lessor accounting is largely unchanged. Certain targeted improvements were made to align, where necessary, lessor accounting with the lessee accounting model and Topic 606, Revenue from Contracts with Customers. The amendments in this ASU are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early application is permitted upon issuance. Lessees (for capital and operating leases) and lessors (for sales-type, direct financing, and operating leases) must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The modified retrospective approach would not require any transition accounting for leases that expired before the earliest comparative period presented. Lessees and lessors may not apply a full retrospective transition approach. The FASB made subsequent amendments to Topic 842 in July 2018 through ASU 2018-10 (“Codification Improvements to Topic 842, Leases.”) and ASU 2018-11 (“Leases (Topic 842): Targeted Improvements.”) Among these amendments is the provision in ASU 2018-11 that provides entities with an additional (and optional) transition method to adopt the new leases standard. Under this new transition method, an entity initially applies the new leases standard at the adoption date and recognizes a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. Consequently, an entity’s reporting for the comparative periods presented in the financial statements in which it adopts the new leases standard will continue to be in accordance with current GAAP (Topic 840, Leases). The adoption of this standard on January 1, 2019 did not have a material effect on the Company’s consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” The amendments in this ASU, among other things, require the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Financial institutions and other organizations will now use forward-looking information to better inform their credit loss estimates. Many of the loss estimation techniques applied today will still be permitted, although the inputs to those techniques will change to reflect the full amount of expected credit losses. In addition, the ASU amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration. The amendments in this ASU are effective for SEC filers for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The Company is currently assessing the impact that ASU 2016-13 will have on its consolidated financial statements. The Bank has formed a committee to address the compliance requirements, data gathering, archiving and analysis efforts. The Bank began tracking data during the 2nd quarter of 2018 and began reassessing its position during the 4th quarter of 2018.

In March 2017, the FASB issued ASU 2017-08, “Receivables—Nonrefundable Fees and Other Costs (Subtopic 310-20), Premium Amortization on Purchased Callable Debt Securities.” The amendments in this ASU shorten the amortization period for certain callable debt securities purchased at a premium. Upon adoption of the standard, premiums on these qualifying callable debt securities will be amortized to the earliest call date. Discounts on purchased debt securities will continue to be accreted to maturity. The amendments are effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. Upon transition, entities should apply the guidance on a modified retrospective basis, with a cumulative-effect adjustment to retained earnings as of the beginning of the period of adoption and provide the disclosures required for a change in accounting principle. The Company is currently assessing the impact that ASU 2017-08 will have on its consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement.” The amendments modify the disclosure requirements in Topic 820 to add disclosures regarding changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements and the narrative description of measurement uncertainty. Certain disclosure requirements in Topic 820 are also removed or modified. The amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. Certain of the amendments are to be applied prospectively while others are to be applied retrospectively. Early adoption is permitted. The Company does not expect the adoption of ASU 2018-13 to have a material impact on its consolidated financial statements.

Note 2. Investment Securities

Amortized cost and fair value of securities available for sale are as follows:

(Dollars in Thousands)	December 31, 2018
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Government agency securities	$10,738	$33	$(189)	$10,582
Mortgage-backed securities and CMO’s	19,525	—	(596)	18,929
Corporate securities	6,641	37	(239)	6,439
Municipal securities	9,099	67	(140)	9,026

	$46,003	$137	$(1,164)	$44,976

(Dollars in Thousands)	December 31, 2017
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Government agency securities	$13,475	$61	$(101)	$13,435
Mortgage-backed securities and CMO’s	24,344	12	(375)	23,981
Corporate securities	6,991	118	(42)	7,067
Municipal securities	10,713	213	(65)	10,861

	$55,523	$404	$(583)	$55,344

The primary purpose of the investment portfolio is to generate income, diversify earning assets, and meet liquidity needs of the Company through readily saleable financial instruments. The portfolio is made up primarily of fixed rate bonds, whose prices move inversely with rates. At the end of any accounting period, the investment portfolio has unrealized gains and losses. The Company monitors the portfolio, which is subject to liquidity needs, market rate changes, and credit risk changes, to see if adjustments are needed. The primary concern in a loss situation is the credit quality of the business or entity behind the instrument. The primary cause of unrealized losses is the increase in market interest rates over the yields available at the time the securities were purchased.

At December 31, 2018, the Company does not consider any security in an unrealized loss position to be other-than-temporarily impaired.

U.S. Government agency securities. The unrealized losses on twenty-eight of the Company’s investments in obligations of the U.S. government were caused by increases in market interest rates over the yields available at the time the securities were purchased. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost basis of the investments. The Company does not consider those investments to be other-than-temporarily impaired at December 31, 2018.

Mortgage-backed securities and CMO’s. The unrealized losses on thirty-six of the Company’s investments in government-sponsored entity mortgage-backed securities were caused by increases in market interest rates over the yields available at the time the securities were purchased. Because the decline in market value is attributable to changes in interest rates and not credit quality, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2018.

Corporate securities. The unrealized losses on five of the Company’s investments in corporate securities were caused by increases in market interest rates over the yield available at the time the security was purchased. Because the decline in market value is attributable to changes in interest rates and not credit quality, the Company does not consider this investment to be other-than-temporarily impaired at December 31, 2018.

Municipal securities. The unrealized losses on eight of the Company’s investments in obligations of municipal securities were caused by increases in market interest rates over the yields available at the time the securities were purchased. All municipal securities are investment grade. Because the decline in market value is attributable to changes in interest rates and credit spreads, and not credit quality, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2018.

The following tables demonstrate the unrealized loss position of securities available for sale at December 31, 2018 and 2017.

	December 31, 2018
	Less than 12 months		12 months or more		Total
(Dollars in Thousands)	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. Government agency securities	$668	$(3)	$8,129	$(186)	$8,797	$(189)
Mortgage-backed securities and CMO’s	90	(1)	18,782	(595)	18,872	(596)
Corporate securities	1,953	(56)	1,299	(183)	3,252	(239)
Municipal securities	435	(1)	3,466	(139)	3,901	(140)

	$3,146	$(61)	$31,676	$(1,103)	$34,822	$(1,164)

	December 31, 2017
	Less than 12 months		12 months or more		Total
(Dollars in Thousands)	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. Government agency securities	$6,859	$(44)	$2,995	$(57)	$9,854	$(101)
Mortgage-backed securities and CMO’s	15,624	(192)	7,386	(183)	23,010	(375)
Corporate securities	1,438	(42)	—	—	1,438	(42)
Municipal securities	453	(3)	2,332	(62)	2,785	(65)

	$24,374	$(281)	$12,713	$(302)	$37,087	$(583)

The amortized cost and estimated fair value of securities at December 31, 2018, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to prepay obligations with or without call or prepayment penalties.

(Dollars In Thousands)	Amortized Cost	Fair Value
Less than one year	$456	$453
Over one through five years	2,312	2,279
Over five through ten years	13,720	13,479
Greater than 10 years	29,515	28,765

	$46,003	$44,976

Proceeds from the sales, maturities and calls of securities available for sale in 2018 and 2017 were $10.1 million and $20.5 million, respectively. The Company realized $60 thousand in net gains on sales of thirteen available for sale securities in 2018, compared to $69 thousand from the sales of forty-five securities in the prior year. The net gain in 2018 included gross gains of $68 thousand net of gross losses of $8 thousand. The prior year included gross gains of $170 thousand and gross losses of $101 thousand. Total pledged securities had a fair market value of $3.2 million at December 31, 2018 and $4.0 million at December 31, 2017. At December 31, 2018, securities having a fair market value of $1.7 million were pledged to secure public deposits, securities pledged to secure Federal Home Loan Bank borrowings totaled $74 thousand, and $1.4 million in securities were pledged for other purposes.

Note 3. Loans Receivable

The major classifications of loans in the consolidated balance sheets at December 31, 2018 and 2017 were as follows:

(Dollars in Thousands)	December 31,
	2018	2017
Construction:
Residential	$17,232	$15,221
Land acquisition, development & commercial	28,903	35,601
Real Estate:
Residential	143,385	121,649
Commercial	184,989	173,999
Commercial, industrial & agricultural	60,183	61,129
Equity lines	28,969	28,835
Consumer	7,719	7,693
Overdrafts	82	68

Total loans	471,462	444,195
Less allowance for loan losses	(3,992)	(3,758)

Loans, net	$467,470	$440,437

The past-due and nonaccrual status of loans as of December 31, 2018 was as follows:

(Dollars in Thousands)	30-59 Days Past-Due	60-89 Days Past-Due	90 Days or More Past-Due	Total Past-Due	Current	Total Loans	Nonaccrual Loans
Construction:
Residential	$507	$—	$—	$507	$16,725	$17,232	$—
Land acquisition, development & commercial	243	—	—	243	28,660	28,903	125
Real Estate:
Residential	513	—	—	513	142,872	143,385	532
Commercial	856	—	—	856	184,133	184,989	463
Commercial, industrial & agricultural	206	—	—	206	60,059	60,265	162
Equity lines	398	—	—	398	28,571	28,969	400
Consumer	21	3	—	24	7,695	7,719	1

Total	$2,744	$3	$—	$2,747	$468,715	$471,462	$1,683

The past-due and nonaccrual status of loans as of December 31, 2017 was as follows:

(Dollars in Thousands)	30-59 Days Past-Due	60-89 Days Past-Due	90 Days or More Past-Due	Total Past-Due	Current	Total Loans	Nonaccrual Loans
Construction:
Residential	$—	$—	$—	$—	$15,221	$15,221	$—
Land acquisition, development & commercial	43	—	274	317	35,284	35,601	274
Real Estate:
Residential	589	870	546	2,005	119,644	121,649	173
Commercial	278	19	209	506	173,493	173,999	209
Commercial, industrial & agricultural	130	143	392	665	60,532	61,197	403
Equity lines	544	49	—	593	28,242	28,835	49
Consumer	17	2	36	55	7,638	7,693	36

Total	$1,601	$1,083	$1,457	$4,141	$440,054	$444,195	$1,144

There were no residential real estate loans that were past due ninety days or more and still accruing interest at December 31, 2018.

There was one residential real estate loan, totaling $373 thousand that was past due ninety days or more and still accruing interest at December 31, 2017.

Impaired loans, which include TDRs of $4.0 million, and the related allowance at December 31, 2018, were as follows:

	Recorded	Unpaid		Average	Interest
With no related allowance:	Investment	Principal	Related	Balance	Income
(Dollars in Thousands)	in Loans	Balance	Allowance	Total Loans	Recognized
Construction:
Residential	$—	$—	$—	$—	$—
Land acquisition, development & commercial	43	43	—	43	—
Real Estate:
Residential	538	538	—	557	12
Commercial	4,228	4,228	—	4,350	155
Commercial, industrial & agricultural	63	63	—	66	—
Equity lines	210	298	—	299	—
Consumer	—	—	—	—	—

Total loans with no allowance	$5,082	$5,170	$—	$5,315	$167

	Recorded	Unpaid		Average	Interest
With an allowance recorded:	Investment	Principal	Related	Balance	Income
(Dollars in Thousands)	in Loans	Balance	Allowance	Total Loans	Recognized
Construction:
Residential	$—	$—	$—	$—	$—
Land acquisition, development & commercial	—	—	—	—	—
Real Estate:
Residential	—	—	—	—	—
Commercial	—	—	—	—	—
Commercial, industrial & agricultural	—	—	—	—	—
Equity lines	—	—	—	—	—
Consumer	—	—	—	—	—

Total loans with an allowance	$—	$—	$—	$—	$—

Impaired loans, which include TDRs of $4.1 million, and the related allowance at December 31, 2017, were as follows:

	Recorded	Unpaid		Average	Interest
With no related allowance:	Investment	Principal	Related	Balance	Income
(Dollars in Thousands)	in Loans	Balance	Allowance	Total Loans	Recognized
Construction:
Residential	$—	$—	$—	$—	$—
Land acquisition, development & commercial	181	331	—	331	10
Real Estate:
Residential	360	640	—	638	30
Commercial	4,098	4,273	—	4,166	161
Commercial, industrial & agricultural	379	379	—	379	15
Equity lines	299	299	—	300	14
Consumer	—	—	—	—	—

Total loans with no allowance	$5,317	$5,922	$—	$5,814	$230

	Recorded	Unpaid		Average	Interest
With an allowance recorded:	Investment	Principal	Related	Balance	Income
(Dollars in Thousands)	in Loans	Balance	Allowance	Total Loans	Recognized
Construction:
Residential	$—	$—	$—	$—	$—
Land acquisition, development & commercial	—	—	—	—	—
Real Estate:
Residential	—	—	—	—	—
Commercial	—	—	—	—	—
Commercial, industrial & agricultural	—	—	—	—	—
Equity lines	—	—	—	—	—
Consumer	—	—	—	—	—

Total loans with an allowance	$—	$—	$—	$—	$—

Troubled Debt Restructurings

At December 31, 2018, four loans totaling $4.0 million were classified as troubled debt restructurings (“TDRs”). Two of the four loans totaling $3.8 million were performing in accordance with their restructured terms and were not on nonaccrual status at year end 2018. The other two loans from one borrower totaled $195 thousand and were on nonaccrual status at year end 2018. All four TDRs were current with their restructured terms at December 31, 2018.

At December 31, 2017, four loans totaling $4.1 million were classified as troubled debt restructurings (“TDRs”). Two of the four loans totaling $3.9 million were performing in accordance with their restructured terms and were not on nonaccrual status at year end 2017. The other two loans from one borrower totaled $219 thousand and were on nonaccrual status at year end 2017. All four TDRs were current with their restructured terms at December 31, 2017.

There was no valuation allowance related to total TDRs at December 31, 2018 or December 31, 2017. No loans were modified in a TDR during the years ended December 31, 2018 or December 31, 2017.

Management considers troubled debt restructurings and subsequent defaults in restructured loans in the determination of the adequacy of the Company’s allowance for loan losses. When identified as a TDR, a loan is evaluated for potential loss based on the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price, or the estimated fair value of the collateral, less any selling costs if the loan is collateral dependent. Loans identified as TDRs frequently are on non-accrual status at the time of the restructuring and, in some cases, partial charge-offs may have already been taken against the loan and a specific allowance may have already been established for the loan. As a result of any modification as a TDR, the specific reserve associated with the loan may be increased. Additionally, loans modified in a TDR are closely monitored for delinquency as an early indicator of possible future defaults. If loans modified in a TDR subsequently default, the Company evaluates the loan for possible further impairment. As a result, any specific allowance may be increased, adjustments may be made in the allocation of the total allowance balance, or partial charge-offs may be taken to further write-down the carrying value of the loan. Management exercises significant judgment in developing estimates for potential losses associated with TDRs.

Note 4. Allowance for Loan Losses

The following table presents, as of December 31, 2018, the total allowance for loan losses, the allowance by impairment methodology (individually evaluated for impairment or collectively evaluated for impairment), the total loans and loans by impairment methodology (individually evaluated for impairment or collectively evaluated for impairment).

December 31, 2018	Allowance for loan losses							Loans
						Ending	Ending		Ending	Ending
						balance:	balance:		balance:	balance:
						individually	collectively		individually	collectively
Class of Loan (Dollars in Thousands)						evaluated	evaluated		evaluated	evaluated
	Beginning balance	Charge- offs	Recoveries	Provisions	Ending balance	for impairment	for impairment	Ending balance	for impairment	for impairment
Construction loans:
Residential	$94	$—	$—	$17	$111	$—	$111	$17,232	$—	$17,232
Land acquisition, development & commercial	311	—	10	(82)	239	—	239	28,903	43	28,860
Real estate:
Residential	955	(122)	30	219	1,082	—	1,082	143,385	538	142,847
Commercial	1,603	—	1	27	1,631	—	1,631	184,989	4,228	180,761
Commercial, industrial & agricultural	441	(37)	27	25	456	—	456	60,265	63	60,202
Equity lines	237	(87)	—	102	252	—	252	28,969	210	28,759
Consumer	108	(171)	22	183	142	—	142	7,719	—	7,719
Unallocated	9	—	—	70	79	—	79	—	—	—

Total	$3,758	$(417)	$90	$561	$3,992	$—	$3,992	$471,462	$5,082	$466,380

The following table presents, as of December 31, 2017, the total allowance for loan losses, the allowance by impairment methodology (individually evaluated for impairment or collectively evaluated for impairment), the total loans and loans by impairment methodology (individually evaluated for impairment or collectively evaluated for impairment).

December 31, 2017	Allowance for loan losses							Loans
						Ending	Ending		Ending	Ending
						balance:	balance:		balance:	balance:
						individually	collectively		individually	collectively
Class of Loan (Dollars in Thousands)						evaluated	evaluated		evaluated	evaluated
	Beginning balance	Charge- offs	Recoveries	Provisions	Ending balance	for impairment	for impairment	Ending balance	for impairment	for impairment
Construction loans:
Residential	$63	$—	$—	$31	$94	$—	$94	$15,221	$—	$15,221
Land acquisition, development & commercial	173	(150)	—	288	311	—	311	35,601	181	35,420
Real estate:
Residential	866	(293)	—	382	955	—	955	121,649	360	121,289
Commercial	1,516	(454)	43	498	1,603	—	1,603	173,999	4,098	169,901
Commercial, industrial & agricultural	461	(80)	—	60	441	—	441	61,197	379	60,818
Equity lines	338	—	—	(101)	237	—	237	28,835	299	28,536
Consumer	97	(101)	15	97	108	—	108	7,693	—	7,693
Unallocated	122	—	—	(113)	9	—	9	—	—	—

Total	$3,636	$(1,078)	$58	$1,142	$3,758	$—	$3,758	$444,195	$5,317	$438,878

Loans by credit quality indicators as of December 31, 2018 were as follows:

(Dollars in Thousands)	Pass	Special Mention	Substandard Accruing	Substandard Nonaccrual	Doubtful Nonaccrual	Total
Construction loans:
Residential	$17,232	$—	$—	$—	$—	$17,232
Land acquisition, development & commercial	28,860	—	—	43	—	28,903
Real estate loans:
Residential	142,473	408	182	235	87	143,385
Commercial	181,842	2,122	562	463	—	184,989
Commercial, industrial, agricultural	59,262	477	393	133	—	60,265
Equity lines	28,712	47	—	210	—	28,969
Consumer	7,719	—	—	—	—	7,719

Total Loans	$466,100	$3,054	$1,137	$1,084	$87	$471,462

At December 31, 2018, the Company does not have any loans classified as Loss.

Loans by credit quality indicators as of December 31, 2017 were as follows:

(Dollars in Thousands)	Pass	Special Mention	Substandard Accruing	Substandard Nonaccrual	Doubtful Nonaccrual	Total
Construction loans:
Residential	$15,221	$—	$—	$—	$—	$15,221
Land acquisition, development & commercial	31,433	3,987	—	181	—	35,601
Real estate loans:
Residential	120,575	342	559	—	173	121,649
Commercial	165,760	7,386	644	209	—	173,999
Commercial, industrial, agricultural	59,042	1,249	503	379	24	61,197
Equity lines	28,536	—	299	—	—	28,835
Consumer	7,658	—	—	35	—	7,693

Total Loans	$428,225	$12,964	$2,005	$804	$197	$444,195

At December 31, 2017, the Company does not have any loans classified as Loss.

Note 5. Other Real Estate Owned

Changes in other real estate owned for 2018 were as follows:

(Dollars in Thousands)	Other Real Estate Owned	Valuation Allowance	Net
Balance at the beginning of the year	$4,046	$(797)	$3,249
Additions	697	—	697
Write-downs	—	(158)	(158)
Sales	(2,522)	627	(1,895)

Balance at the end of the year	$2,221	$(328)	$1,893

Changes in other real estate owned for 2017 were as follows:

(Dollars in Thousands)	Other Real Estate Owned	Valuation Allowance	Net
Balance at the beginning of the year	$4,619	$(825)	$3,794
Additions	1,024	—	1,024
Write-downs	—	(588)	(588)
Sales	(1,597)	616	(981)

Balance at the end of the year	$4,046	$(797)	$3,249

The major classifications of other real estate owned in the consolidated balance sheets at December 31, 2018 and December 31, 2017 were as follows:

(Dollars in Thousands)	2018	2017
Residential lots	$1,172	$1,745
Residential real estate	331	1,024
Commercial lots	—	90
Commercial buildings	390	390

Total Other Real Estate Owned	$1,893	$3,249

Other real estate owned related expenses in the consolidated statements of income for the years ended December 31, 2018 and December 31, 2017 include:

(Dollars in Thousands)	2018	2017
Net (gain)/loss on sales	$176	$(7)
Provision for unrealized losses	158	588
Operating expenses	280	106

Total Other Real Estate Owned	$614	$687

Note 6. Property and Equipment

The major components of property and equipment at December 31, 2018 and 2017 were as follows:

(Dollars in Thousands)	2018	2017
Land	$4,309	$4,309
Buildings and improvements	8,617	8,617
Leasehold improvements	2,154	2,154
Furniture and equipment	2,479	2,314
Software	301	296
Construction in process	456	4

Property and equipment, total	18,316	17,694
Less accumulated depreciation and amortization	5,373	4,757

Property and equipment, net	$12,943	$12,937

Depreciation and amortization expense totaled $678 thousand and $726 thousand for the years ended December 31, 2018 and 2017, respectively.

Leases

The Company currently leases its main office under a non-cancelable lease agreement. The lease has a ten-year term and expires on December 31, 2025. The agreement provides an option to extend the lease for one additional ten-year term at expiration. Terms of the new agreement provide for an annual rental increase, beginning January 1, 2017, based on a published inflation index, not to exceed three percent over the rent for the immediately preceding lease year. The Company currently leases a branch location under a non-cancelable lease agreement. The original lease expired on July 31, 2016. The lease was renewed for one additional term of ten years and it provides an option to extend the lease for two additional, consecutive five-year terms. The newly negotiated lease expires July 31, 2026. The Company currently leases space to operate an automated teller machine under a non-cancelable lease agreement. The term of the eight year lease commenced on April 1, 2013 and expires on April 1, 2021. The lease provides an option to extend the term for two additional five-year periods. Terms of the agreement provide for an annual rental increase of three percent over the rent for the immediately preceding lease year. HomeTown Residential Mortgage, LLC leases space in Roanoke and Christiansburg for its mortgage operations. Both leases are for a term of twelve months and renew under the same terms unless 60 days’ notice is provided by the lessor or the Company. The Roanoke lease expires every May 31 and the Christiansburg lease expires every September 30.

The current minimum annual lease payments under non-cancelable leases in effect at December 31, 2018 were as follows:

(Dollars In Thousands)	2018
2019	$288
2020	274
2021	265
2022	265
2023	270
Thereafter	606

Total	$1,968

Rent expense for the years ended December 31, 2018 and 2017 was $287 thousand and $304 thousand, respectively, and is included in occupancy and equipment expense on the Company’s consolidated statements of income.

Note 7. Deposits

The aggregate amount of time deposits in denominations of over $250,000 at December 31, 2018 and 2017 were $10.0 million and $8.3 million, respectively.

At December 31, 2018, the scheduled maturities of time deposits are as follows:

(Dollars In Thousands)	2018
2019	$71,997
2020	34,865
2021	7,004
2022	5,746
2023	4,627
Thereafter	347

Total	$124,586

The Company obtains certain deposits through the efforts of third-party deposit brokers. At December 31, 2018 and 2017, brokered deposits totaled $5.9 million and $33.1 million, respectively, and were included in interest-bearing deposits on the consolidated balance sheets. There were no deposit relationships over 5% of total deposits at the end of 2018.

Note 8. Federal Home Loan Bank Borrowings

The Company has outstanding debt with the Federal Home Loan Bank of Atlanta in the amount of $7.9 million and $11.0 million as of December 31, 2018 and 2017, respectively. The Federal Home Loan Bank debt at December 31, 2018 is comprised of six fixed rate advances totaling $7.9 million.

At December 31, 2018 and 2017, borrowings from the Federal Home Loan Bank of Atlanta were as follows:

(Dollars In Thousands) Advance Date	Maturity Date	Conversion Date	Current Rate	2018	2017
January 14, 2015	January 16, 2018	Quarterly	1.090%	$—	$4,000
August 19, 2016	August 20, 2018	Quarterly	2.535%	—	4,000
January 3, 2017	January 3, 2020	N/A	1.500%	361	695
February 3, 2017	February 3, 2020	N/A	1.490%	389	722
May 3, 2017	May 4, 2010	N/A	1.580%	944	1,611
March 15, 2018	March 15, 2019	N/A	2.650%	1,000	—
October 4, 2018	January 4, 2019	N/A	2.380%	3,150	—
December 31, 2018	January 31, 2019	N/A	2.530%	2,100	—

				$7,944	$11,028

The Company had collateral pledged on these borrowings at December 31, 2018, including real estate loans totaling $18.0 million, investment securities totaling $2.9 million, and Federal Home Loan Bank stock with a book value of $833 thousand.

Note 9. Subordinated Notes

On December 18, 2015, the Company completed the issuance of $7.5 million in aggregate principal amount of fixed-to-floating rate subordinated notes in a private placement transaction to various institutional accredited investors. The net proceeds of the offering are intended to support growth and be used for other general business purposes. The notes have a maturity date of December 30, 2025 and have an annual fixed interest rate of 6.75% until December 30, 2020. Thereafter, the notes will have a floating interest rate based on LIBOR. Interest will be paid semi-annually, in arrears, on June 30 and December 30 of each year during the time that the notes remain outstanding through the fixed interest rate period or earlier redemption date. Interest will be paid quarterly, in arrears, on March 30, June 30, September 30 and December 30 throughout the floating interest rate period or earlier redemption date.

(Dollars in Thousands)	Principal	Unamortized Debt Issuance Costs	Net
As of December 31, 2018
Subordinated notes	$7,500	$215	$7,285

(Dollars in Thousands)	Principal	Unamortized Debt Issuance Costs	Net
As of December 31, 2017
Subordinated notes	$7,500	$246	$7,254

For the years ended December 31, 2018 and 2017, the average effective interest rate was 7.38% and 7.41%, respectively.

The indebtedness evidenced by the notes, including principal and interest, is unsecured and subordinate and junior in right of the Company’s payments to general and secured creditors and depositors of its wholly owned subsidiary, HomeTown Bank. The notes are redeemable, without penalty, on or after December 30, 2020 and, in certain limited circumstances, prior to that date. The notes limit the Company from declaring or paying any dividend, or making any distribution on capital stock or other equity securities of any kind of the Company if the Company is not “well capitalized” for regulatory purposes, immediately prior to the declaration of such dividend or distribution, except for dividends payable solely in shares of common stock of the Company.

Note 10. Other Borrowings

Other borrowings consist of the following at December 31, 2018 and 2017:

(Dollars In Thousands)	2018	2017
Warehouse line of credit	$83	$1,558

Weighted average interest rate at December 31	5.02%	4.11%

Short-term borrowings may also include federal funds purchased, which are unsecured overnight borrowings from other financial institutions. The warehouse line of credit is a short-term revolving credit facility used to fund mortgage loans originations until the underlying loan is sold. The amount borrowed on the $5.0 million warehouse line of credit was $83 thousand at year end 2018 at a rate of LIBOR plus 2.75%. The Company had $26.0 million of federal funds lines of credit available at year-end 2018. In addition, the Company had access to a $10.0 million credit line through Promontory’s Insured Cash Sweep (ICS) one way buy program at a rate of the one month LIBOR plus 11 basis points but not less than 20 basis points. At December 31, 2018 and 2017, there were no advances on the federal funds or credit lines.

Note 11. Fair Value Measurements

The Company uses a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions. The three levels of the fair value hierarchy based on these two types of inputs are as follows:

Level 1 - Valuation is based on quoted prices in active markets for identical assets and liabilities.

Level 2 - Valuation is based on observable inputs including quoted prices in active markets for similar assets and liabilities, quoted prices for identical or similar assets and liabilities in less active markets, and model-based valuation techniques for which significant assumptions can be derived primarily from or corroborated by observable data in the market.

Level 3 - Valuation is based on model-based techniques that use one or more significant inputs or assumptions that are unobservable in the market.

The following describes the valuation techniques used by the Company to measure certain financial assets and liabilities recorded at fair value on a recurring basis in the consolidated financial statements:

Securities available for sale: Securities available for sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted market prices, when available (Level 1). If quoted market prices are not available, fair values are measured utilizing independent valuation techniques of identical or similar securities for which significant assumptions are derived primarily from or corroborated by observable market data. Third party vendors compile prices from various sources and may determine the fair value of identical or similar securities by using pricing models that consider observable market data (Level 2).

The following tables present the balances of financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2018 and 2017:

(Dollars in Thousands)		Carrying value at December 31, 2018
Description	Balance as of December 31, 2018	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
U.S. Government agency securities	$10,582	$—	$10,582	$—
Mortgage-backed securities and CMO’s	18,929	—	18,929	—
Corporate securities	6,439	—	6,439	—
Municipal securities	9,026	—	9,026	—

(Dollars in Thousands)		Carrying value at December 31, 2017
Description	Balance as of December 31, 2017	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
U.S. Government agency securities	$13,435	$—	$13,435	$—
Mortgage-backed securities and CMO’s	23,981	—	23,981	—
Corporate securities	7,067	—	7,067	—
Municipal securities	10,861	—	10,861	—

Certain assets are measured at fair value on a nonrecurring basis in accordance with generally accepted accounting principles (GAAP). Adjustments to the fair value of these assets usually result from the application of lower-of-cost-or-market accounting or write-downs of individual assets.

The following describes the valuation techniques used by the Company to measure certain assets recorded at fair value on a nonrecurring basis in the consolidated financial statements:

Impaired Loans: The Company does not record loans at fair value on a recurring basis. However, from time to time a loan is considered impaired and a specific reserve is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures the extent of any loss. The fair value of impaired loans is estimated using one of several methods, including collateral value, market value, and discounted cash flow. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investment in such loans. Impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. If carried at market price based on appraised value less selling costs using observable market data, it is recorded as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraisal value and there is no observable market price, the Company records the impaired loan as nonrecurring Level 3.

Loans held for sale: The carrying value of these loans approximates the fair value. These loans close in the name of the Bank’s consolidated joint venture subsidiary HomeTown Residential Mortgage, LLC, but are generally sold within a two-week period.

Other Real Estate Owned (OREO): The carrying amount of real estate owned by the Company resulting from foreclosures is estimated at the lesser of cost or the fair value of the real estate based on an observable market price or a current appraised value less selling costs. If carried at market price based on appraised value using observable market data, it is recorded as nonrecurring Level 2. When an appraised value is not available or is not current, or management determines the fair value of the real estate is further impaired below the appraised value or there is no observable market price, the Company records the real estate as nonrecurring Level 3.

The following table summarizes the Company’s assets that were measured at fair value on a nonrecurring basis as of December 31, 2018 and 2017.

(Dollars in Thousands)		Carrying value at December 31, 2018
Description	Balance as of December 31, 2018	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Loans held for sale	$85	$—	$85	$—
Other real estate owned	1,893	—	331	1,562

(Dollars in Thousands)		Carrying value at December 31, 2017
Description	Balance as of December 31, 2017	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Loans held for sale	$1,587	$—	$1,587	$—
Other real estate owned	3,249	—	—	3,249

At December 31, 2018 and December 31, 2017, the Company did not have any liabilities measured at fair value on a nonrecurring basis.

The following table displays quantitative information about Level 3 Fair Value Measurements for December 31, 2018:

(Dollars in Thousands)	Quantitative information about Level 3 Fair Value Measurements for December 31, 2018
Assets	Fair Value	Valuation Technique(s)	Unobservable input	Range (Weighted Average)
Other real estate owned	$986	Discounted appraised value	Selling cost	6% - 6% (6%)
			Discount for lack of marketability and age of appraisal	0% - 10% (1%)
	$576	Internal evaluations	Internal evaluations	29% - 29% (29%)

The following table displays quantitative information about Level 3 Fair Value Measurements for December 31, 2017:

(Dollars in Thousands)	Quantitative information about Level 3 Fair Value Measurements for December 31, 2017
Assets	Fair Value	Valuation Technique(s)	Unobservable input	Range (Weighted Average)
Other real estate owned	$2,254	Discounted appraised value	Selling cost	6% - 10% (8%)
			Discount for lack of marketability and age of appraisal	0% - 43% (7%)
	$995	Internal evaluations	Internal evaluations	19% - 19% (19%)

The following tables summarize the estimated fair values of the Company’s financial instruments at December 31, 2018 and at December 31, 2017. The Company discloses fair value information about financial instruments, whether or not recognized in the statements of financial condition, for which it is practicable to estimate that value. The following estimated fair value amounts have been determined using available market information and appropriate valuation methodologies. However, management judgment is required to interpret data and develop fair value estimates. Accordingly, the estimates below are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

During the first quarter of 2018, the Company adopted ASU 2016-01 Financial Instruments – Overall (Subtopic 825-10): “Recognition and Measurement of Financial Assets and Financial Liabilities”, which among other things, requires a public business entity to base their fair value disclosures for financial instruments that are not measured at fair value in the financial statements on the exit price notion. In accordance with this guidance, the Company has adopted the exit price disclosure requirements for the below table on a prospective basis for the period ended December 31, 2018. The disclosure included for the period ended December 31, 2017 continues to be presented utilizing entry price assumptions.

The carrying amounts and approximate fair values of the Company’s financial instruments are as follows at December 31, 2018:

(Dollars in Thousands)		Fair value at December 31, 2018
Description	Carrying value as of December 31, 2018	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Fair Values
Financial assets
Cash and due from banks	$22,771	$22,771	$—	$—	$22,771
Federal funds sold	194	194	—	—	194
Securities available for sale	44,976	—	44,976	—	44,976
Restricted equity securities	2,241	—	2,241	—	2,241
Loans held for sale	85	—	85	—	85
Loans, net	467,470	—	—	458,240	458,240
Bank owned life insurance	8,197	—	8,197	—	8,197
Accrued income	2,299	—	2,299	—	2,299
Financial liabilities
Total deposits	493,173	—	492,753	—	492,753
FHLB borrowings	7,944	—	7,939	—	7,939
Subordinated notes	7,285	—	7,667	—	7,667
Other borrowings	83	—	83	—	83
Accrued interest payable	403	—	403	—	403

The carrying amounts and approximate fair values of the Company’s financial instruments are as follows at December 31, 2017:

(Dollars in Thousands)		Fair value at December 31, 2017
Description	Carrying value as of December 31, 2017	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Fair Values
Financial assets
Cash and due from banks	$21,714	$21,714	$—	$—	$21,714
Federal funds sold	180	180	—	—	180
Securities available for sale	55,344	—	55,344	—	55,344
Restricted equity securities	2,371	—	2,371	—	2,371
Loans held for sale	1,587	—	1,587	—	1,587
Loans, net	440,437	—	—	438,449	438,449
Bank owned life insurance	8,669	—	8,669	—	8,669
Accrued income	2,681	—	2,681	—	2,681
Financial liabilities
Total deposits	477,320	—	477,599	—	477,599
FHLB borrowings	11,028	—	11,150	—	11,150
Subordinated notes	7,254	—	7,890	—	7,890
Other borrowings	1,558	—	1,558	—	1,558
Accrued interest payable	368	—	368	—	368

Note 12. Earnings per Common Share

The following tables show the weighted average number of shares used in computing earnings per common share and the effect on weighted average number of shares of diluted potential common stock.

	For the Years Ended December 31,
	2018			2017
	Weighted			Weighted
	Average	Net Income		Average	Net Income
	Common	Available to		Common	Available to
Dollars in Thousands, except share and per share data	Shares	Common	Per Share	Shares	Common	Per Share
	Outstanding	Shareholders	Amount	Outstanding	Shareholders	Amount
Earnings per common share, basic	5,805,654	$3,954	$0.68	5,769,752	$2,496	$0.43
Effect of dilutive securities:
Dilutive stock options	47,623	—	—	34,630	—	—

Earnings per common share, diluted	5,853,277	$3,954	$0.68	5,804,382	$2,496	$0.43

At December 31, 2018, no stock options were considered antidilutive and excluded from the calculation of diluted weighted average shares. At December 31, 2017, the number of stock options considered antidilutive and excluded from the calculation of diluted weighted average shares were 38,500. Non-vested restricted shares were included in weighted average common shares outstanding for computing basic earnings per share, as the holder has voting rights and would share in dividends during the vesting period.

Note 13. Stock Based Compensation

The Company recorded stock-based compensation expense of $315 thousand and $148 thousand for the years ended December 31, 2018 and 2017, respectively.

The 2005 Stock Option Plan (the Plan) pursuant to which the Board of Directors granted stock options to directors, officers and employees expired in 2016, thus there are no options available for future issuance. Under the fair value recognition provisions of relevant accounting guidance, stock-based compensation cost was measured at the grant date based on the fair value of the award and was and continues to be recognized as expense on a straight-line basis over the requisite service period, which is the vesting period.

The Company used the Black-Scholes option pricing model to determine the fair value of stock options. The fair value of the stock-based payment awards was affected by the price of the Company’s stock and a number of financial assumptions and variables. These variables included the risk-free interest rate, expected dividend rate, expected stock price volatility and the expected life of the options. Since the Plan expired in 2016, no stock options were available for grant during 2018 or 2017. Compensation expense is charged to income ratably over the vesting period and was $77 thousand in 2018 and $71 thousand in 2017. As of December 31, 2018, there was $54 thousand of total unrecognized compensation cost related to nonvested stock options granted under the Plan. The cost will be recognized over the next year. At the discretion of the Board of Directors, the stock option plan was not modified for the 4% stock dividend distributed on July 11, 2016

A summary of option activity under the 2005 stock option plan during the year ended December 31, 2018 is as follows:

	Options Outstanding	Weighted Average Exercise Price	Aggregate Intrinsic Value(1)	Weighted Average Contractual Term (years)
Balance at December 31, 2017	187,000	$7.78
Granted	—	—
Exercised	(23,800)	8.33
Expired	(31,500)	10.79
Vested	(15,000)	6.90

Balance at December 31, 2018	116,700	$6.90	$576,498	5.97

Exercisable at December 31, 2018	92,100	$6.90	$454,974	5.97

(1)

The aggregate intrinsic value of a stock option in the table above represents the total pre-tax intrinsic value (the amount by which the current market value of the underlying stock exceeds the exercise price of the option) that would have been received by the option holders had all option holders exercised their options on December 31, 2018.

In 2009, the Board of Directors authorized 137,280 shares, restated for the 4% stock dividend distributed July 11, 2016, of common stock for issuance under the Restricted Stock Plan. The plan provides for restricted stock awards to key employees. Restricted shares awarded to employees generally vest over a five-year period and compensation expense is charged to income ratably over the vesting period and was $238 thousand in 2018 and $77 thousand in 2017. Compensation is accounted for using the fair market value of the Company’s common stock on the date the restricted shares are awarded. The weighted-average grant date fair value of restricted stock granted in 2018 was $11.32 compared to $10.24 in 2017. The Company granted 22,649 and 13,258 shares of restricted stock under the plan in 2018 and 2017, respectively.

As of December 31, 2018, there was $235 thousand of total unrecognized compensation cost related to restricted stock granted under the Plan. The cost is expected to be recognized through 2023. A summary of the activity for restricted stock awards for the periods indicated is presented below:

	2018		2017
		Weighted-		Weighted-
		Average		Average
		Grant Date		Grant Date
	Shares	Fair Value	Shares	Fair Value
Nonvested at beginning of year	32,087	$8.63	31,546	$7.03
Granted	22,649	11.32	13,258	10.24
Vested	(26,589)	8.88	(11,920)	6.18
Forfeited	—	—	(797)	8.37

Nonvested at the end of the period	28,147	$10.56	32,087	$8.63

Note 14. Salary Continuation Plan

The Company has a Salary Continuation Plan for certain key officers. The plan provides the participating officers with supplemental retirement income. The Supplemental Executive Retirement Plan (the “SERP”) provides lifetime payments equal to 20% of a participant’s average annual base salary for the five years immediately prior to retirement. There is an incentive formula with an additional benefit of 20% of a participant’s average annual base salary for the five years immediately prior to retirement if performance targets set by the Board of Directors are met. The SERP contains provisions for disability and survivor benefits, a benefit vesting schedule based on age attained and automatic full vesting in the event of a change in control of the Company. Accrued deferred compensation expense under the SERP, included in other liabilities, totaled $1.4 million and $1.0 million at the end of 2018 and 2017, respectively. Compensation expense related to the SERP was $351 thousand for 2018 compared to $357 thousand for 2017. Payments made under the SERP totaled $11 thousand for 2018 compared to none in 2017. The funding mechanism for the plan is Bank Owned Life Insurance policies on the lives of the participants.

Note 15. Employee Benefit Plan

The Company adopted a profit sharing plan pursuant to Section 401(k) of the Internal Revenue Code. The plan covers substantially all employees. Participants may contribute a percentage of compensation, subject to a maximum allowed under the Code. The Company makes non-discretionary matching contributions of 100% of the employee’s deferral up to 3% of compensation and matches 50% of the employee’s next 3% deferral. In addition, the Company may make additional contributions at the discretion of the Board of Directors. The Company’s matching contributions were $276 thousand and $263 thousand for the years ended December 31, 2018 and 2017, respectively.

Note 16. Income Taxes

The Company files income tax returns in the U.S. federal jurisdiction and the Commonwealth of Virginia. With few exceptions, the Company is no longer subject to U.S. federal, state and local income tax examinations by tax authorities for years prior to 2015.

The current and deferred components of income tax expense for the periods ended December 31, 2018 and 2017 are as follows:

(Dollars In Thousands)	2018	2017
Current	$1,053	$1,351
Deferred	(208)	(123)

Income tax expense	$845	$1,228

Income tax expense for 2017 includes a downward adjustment of net deferred tax assets in the amount of $100 thousand, recorded as a result of the enactment of H.R.1 Tax Cuts and Jobs Act on December 22, 2017. The Act reduced the corporate Federal tax rate from 34% to 21% effective January 1, 2018

Rate Reconciliation

Total income tax expense differed from the “expected” amount computed by applying the U.S. Federal income tax rate of 21 percent for 2018 and 34 percent for 2017 to income before income taxes as a result of the following.

(Dollars In Thousands)	2018	2017
Tax at statutory federal rate	$1,017	$1,291
Tax-exempt interest income	(55)	(116)
Earnings on Bank Owned Life Insurance	(177)	(68)
Stock awards	(30)	24
Tax impact from enacted change in tax rate	—	100
Facilitative merger costs	88	—
Other	2	(3)

Income tax expense	$845	$1,228

Deferred Income Tax Analysis

The significant components of net deferred taxes at December 31, 2018 and 2017 are summarized as follows:

(Dollars In Thousands)	2018	2017
Deferred tax assets
Pre-opening expenses	$18	$28
Allowance for loan losses	689	528
Deferred compensation	286	215
Other real estate expenses	88	187
Unrealized loss on securities available for sale	216	38
Nonaccrual loan interest	20	9
Other	17	17

Deferred tax asset	1,334	1,022

Deferred tax liabilities
Property and equipment	179	230
Deferred loan fees and costs	607	613
Other	—	17

Deferred tax liability	786	860

Net deferred tax asset	$548	$162

Note 17. Commitments and Contingencies

Litigation

In the normal course of business, the Company becomes involved in litigation arising from the banking, financial and other activities it conducts. Management, after consultation with legal counsel, does not anticipate that the ultimate liability, if any, arising from these matters will have a material effect on the Company’s financial condition, operating results or liquidity.

Credit Related Financial Instruments

The Company is party to credit related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, credit risk in excess of the amount recognized in the consolidated balance sheet.

The Company’s exposure to credit loss, in the event of nonperformance by the other party to the financial instrument, for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

A summary of the Company’s commitments at December 31, 2018 and 2017 is as follows (dollars in thousands):

(Dollars In Thousands)	2018	2017
Commitments to extend credit	$123,995	$109,285
Standby letters of credit	7,543	6,711

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances which the Company deems necessary.

The Company is required to maintain certain required reserve balances with the Federal Reserve Bank. At December 31, 2018 and 2017, these reserve balances amounted to $9.7 million and $9.6 million, respectively.

The Company from time to time may have cash and cash equivalents on deposit with financial institutions that exceed federally insured limits. Balances in excess of FDIC insured amounts totaled $10.7 million and $5.9 million at December 31, 2018 and 2017, respectively.

Purchase Obligation

On November 1, 2015, the Company entered into a three-year marketing agreement involving naming, advertising, and sponsorship rights. This agreement was replaced with a new agreement effective July 1, 2016. The new term was for three years, with options for a fourth and fifth year, and expanded the exclusivity of marketing rights and increased signage. In relation to these agreements, the Company expensed $65 thousand and $55 thousand in 2018 and 2017, respectively. The agreement obligates the Company to pay $33 thousand for the first half of 2019 for these rights.

Note 18. Regulatory Restrictions

Dividends

The Company, as a Virginia banking corporation, may pay dividends only out of its retained earnings. However, regulatory authorities may limit payment of dividends by any company when it is determined that such a limitation is in the public interest and is necessary to ensure financial soundness of the Company. At December 31, 2018, there was $7.0 million in retained earnings available from which to pay dividends to common stockholders. On May 15, 2018 at the annual shareholders meeting the Board of Directors declared the Company’s first cash dividend. The cash dividend of $0.04 per common share was paid on June 15, 2018 to shareholders of record on May 31, 2018. The Board declared cash dividends of $0.04 per common share for each of the three subsequent quarters. No cash dividends were paid to common stockholders in 2017. A stock dividend was distributed in 2016 and is discussed in Note 20 Capital Transactions.

Capital Requirements

The Bank is subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgements by regulators. Failure to meet capital requirements can initiate regulatory action. The final rules implementing Basel Committee on Banking Supervision’s capital guidelines for U.S. banks (Basel III rules) became effective for the Bank on January 1, 2015 with full compliance with all of the requirements being phased in over a multi-year schedule, and fully phased in January 1, 2019. As part of the new requirements, the Common Equity Tier 1 Capital is calculated and utilized in the assessment of capital for all institutions. The net unrealized gain or loss on available for sale securities is not included in computing regulatory capital.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At year end 2018 and 2017, the most recent regulatory notifications categorized the bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution’s category.

The Company meets eligibility criteria of a small bank holding company in accordance with the Federal Reserve Board’s Small Bank Holding Company Policy statement issued in February 2015, and is no longer obligated to report consolidated regulatory capital. In July 2013, the Federal Reserve Bank issued revised final rules that make technical changes to its market risk capital rules to align it with the Basel III regulatory capital framework and meet certain requirements of the Dodd-Frank Act.

The new rules introduced the requirement of a new 2.5% capital conservation buffer, to be phased in beginning on January 1, 2016, and ending on January 1, 2019. Banking organizations without other supervisory issues that wish to distribute capital freely, such as in the payment of dividends for example, must maintain the new capital conservation buffer. The final new capital rules required the Bank to comply with the following new minimum capital ratios (including the capital conservation buffer), effective January 1, 2018 and 2017, respectively: (1) a new common equity Tier 1 capital ratio of 6.375% and 5.75% of risk-weighted assets; (2) a Tier 1 capital ratio of 7.875% and 7.25% of risk-weighted assets; (3) a total capital ratio of 9.875% and 9.25% of risk-weighted assets; and (4) a leverage ratio of 4% of total assets.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total, Tier I common equity, and Tier I capital to risk-weighted assets, and of Tier I capital to average assets, as all those terms are defined in the applicable regulations. As of December 31, 2018, management believes the Bank met all capital adequacy requirements to which it was subject.

The Bank’s actual capital amounts and ratios are also presented in the following tables:

HomeTown Bank December 31, 2018	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
(in thousands except for percentages)	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital (to Risk-Weighted Assets)	$65,297	12.49%	$51,626	9.875%	$52,280	10.00%
Tier I Common Equity (to Risk- Weighted Assets)	61,303	11.72%	33,346	6.375%	33,999	6.50%
Tier I Capital (to Risk-Weighted Assets)	61,305	11.72%	41,193	7.875%	41,847	8.00%
Tier I Capital (to Average Assets)	61,305	10.79%	22,727	4.00%	28,408	5.00%

HomeTown Bank December 31, 2017	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
(in thousands except for percentages)	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital (to Risk-Weighted Assets)	$61,257	12.48%	$45,403	9.25%	$49,084	10.00%
Tier I Common Equity (to Risk- Weighted Assets)	57,474	11.71%	28,222	5.75%	31,903	6.50%
Tier I Capital (to Risk-Weighted Assets)	57,499	11.72%	35,569	7.25%	39,248	8.00%
Tier I Capital (to Average Assets)	57,499	10.39%	22,136	4.00%	27,670	5.00%

Note 19. Transactions with Related Parties

The Company has entered into transactions with its directors, significant shareholders and their affiliates (related parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features.

Aggregate loan transactions with related parties were as follows:

(Dollars In Thousands)	2018	2017
Balance, beginning	$3,949	$8,194
New loans	2,417	392
Repayments	(425)	(4,637)

Balance, ending	$5,941	$3,949

Aggregate deposit balances with related parties at December 31, 2018 and 2017 were $10.6 million and $12.5 million, respectively.

Note 20. Capital Transactions

The ability to pay cash dividends to common stockholders is limited by regulatory restrictions and the need to maintain sufficient capital in the Company and in our subsidiaries. The Company must consider different factors to ensure that any future cash dividends to common stockholders would be prudent relative to the organization’s financial position and not based on overly optimistic earnings scenarios. The Company had $7.0 million of retained earnings at December 31, 2018. On May 15, 2018 at the annual shareholders meeting the Board of Directors declared the Company’s first cash dividend. The cash dividend of $0.04 per common share was paid on June 15, 2018 to shareholders of record on May 31, 2018. The Board declared cash dividends of $0.04 per common share for each of the three subsequent quarters.

Note 21. Reclassifications Out of Other Comprehensive Income

Items not reclassified in their entirety to net income for the years ended December 31, 2018 and 2017 are as follows:

Details about Other Comprehensive Components	Amounts Reclassified from Other Comprehensive Income for the Years Ended December 31,		Affected Line Item in the Statement Where Net Income is Presented
(Dollars In Thousands)	2018	2017
Available for sale securities
Realized gains on sales of securities held for sale during the period	$60	$69	Gains on sales of investment securities
Tax expense related to realized gains on securities sold	13	24	Income tax expense

	$47	$45	Net income

Note 22. Condensed Parent Company Financial Information

Financial information pertaining only to HomeTown Bankshares Corporation follows.

CONDENSED BALANCE SHEETS

Dollars In Thousands	December 31, 2018	December 31, 2017
Assets
Cash and due from banks	$70	$313
Investment in bank subsidiary	60,492	57,333
Other assets	98	3

Total assets	$60,660	$57,649

Liabilities and Stockholders’ Equity
Other liabilities	$25	$12
Subordinated notes	7,285	7,254

Total liabilities	7,310	7,266
Stockholders’ equity:
Total stockholders’ equity	53,350	50,383

Total liabilities and stockholders’ equity	$60,660	$57,649

CONDENSED STATEMENTS OF INCOME

Dollars In Thousands	For the year ended December 31, 2018	For the year ended December 31, 2017
Dividend from Bank subsidiary	$1,650	$511

Income	1,650	511

Interest expense	536	537
Other expenses	1,064	272

Expenses	1,600	809

Net income (loss) before income taxes	50	(298)
Income tax benefit	276	275

Net income (loss) before equity in undistributed net income of subsidiary	326	(23)
Undistributed net income of subsidiary	3,628	2,519

Net Income	$3,954	$2,496

CONDENSED STATEMENTS OF CASH FLOWS

Dollars In Thousands	For the year ended December 31, 2018	For the year ended December 31, 2017
Cash flows from operating activities:
Net income	$3,954	$2,496
Equity in undistributed net income of subsidiary bank	(3,628)	(2,519)
Amortization expense on subordinated notes	31	30
Equity compensation expense	114
Increase in other assets	(95)	(3)
Increase in other liabilities	13	—

Net cash flows provided by operating activities	389	4

Cash flows from financing activities:
Common stock dividend	(697)	—
Exercise of stock options	85	31
Net settlement of vested restricted stock	(20)	(20)

Net cash flows provided by (used in) financing activities	(632)	11

Net increase (decrease) in cash and cash equivalents	(243)	15

Cash and cash equivalents, beginning	313	298

Cash and cash equivalents, ending	$70	$313

Supplemental disclosure of cash flow information:
Cash payments for interest	$506	$506

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

HomeTown Bankshares Corporation

Roanoke, Virginia

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of HomeTown Bankshares Corporation and subsidiary (the Company) as of December 31, 2018 and 2017, the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Yount, Hyde & Barbour, P.C.

We have served as the Company’s auditor since 2005.

Roanoke, Virginia

March 15, 2019